Exhibit 99.1

Ensco plc 6 Chesterfield Gardens London, England W1J 5BQ www.enscoplc.com	Press Release

Rowan Companies plc and Ensco plc Shareholders

Approve Pending Combination

London, England, February 21, 2019 … Rowan Companies plc (NYSE: RDC) (“Rowan”) and Ensco plc (NYSE: ESV) (“Ensco”) jointly announced today that both companies’ shareholders voted to approve the pending all-stock transaction under which Rowan shareholders will receive 2.750 Ensco shares for each Rowan share they own.

The final results of the Rowan Court and General Meetings held today reflect that approximately 91.5% of the shares voted at the meetings were voted in favor of the pending transaction. At today’s Ensco General Meeting, approximately 99.3% of the shares voted at the meeting were voted in favor of the pending combination.

Tom Burke, Rowan’s President and Chief Executive Officer, said: “We are pleased that Rowan shareholders overwhelmingly support the pending combination with Ensco and have voted to approve the transaction. Combining our organizations will enable Rowan and Ensco shareholders to participate in the substantial value creation opportunities of a larger, more technologically-advanced and diverse offshore drilling company. We wish to thank Rowan shareholders for their continued support and look forward to completing the transaction with Ensco.”

Carl Trowell, Ensco’s President and Chief Executive Officer, stated: “We are gratified that Ensco shareholders recognize the strategic and financial merits of our pending combination with Rowan. The combined company will be an industry leader in offshore drilling across all water depths that is well positioned to better serve our customers. We are eager to close the transaction and begin delivering on the significant opportunities of the combined company.”

Completion of the transaction, which is expected to occur in the first half of 2019, remains subject to satisfaction or waiver of certain other conditions.

Goldman Sachs & Co. LLC is serving as financial advisor to Rowan, and Kirkland & Ellis LLP is serving as legal advisor. Morgan Stanley & Co. LLC is lead financial advisor to Ensco. HSBC Securities (USA) Inc. and Citigroup Global Markets Inc. also provided financial advice to Ensco. Ensco’s legal advisors are Gibson, Dunn & Crutcher LLP and Slaughter and May.

About Rowan

Rowan is a global provider of contract drilling services with a current fleet of 25 mobile offshore drilling units, composed of 21 self-elevating jack-up rigs and four ultra-deepwater drillships. The company’s fleet operates worldwide, including the United States Gulf of Mexico, Mexico, the United Kingdom and Norwegian sectors of the North Sea, the Middle East, the Mediterranean Sea, Central and South America. Additionally, the company is a 50/50 partner in a joint venture with Saudi Aramco, entitled ARO Drilling that owns a fleet of seven self-elevating jack-up rigs that operate in the Arabian Gulf. The company’s Class A Ordinary Shares are traded on the New York Stock Exchange under the symbol “RDC.” For more information on the company, please visit www.rowan.com.

About Ensco

Ensco plc (NYSE: ESV) brings energy to the world as a global provider of offshore drilling services to the petroleum industry. For more than 30 years, the company has focused on operating safely and going beyond customer expectations. Operating one of the newest ultra-deepwater rig fleets and a leading premium jackup fleet, Ensco has a major presence in the most strategic offshore basins across six continents. Ensco plc is an English limited company (England No. 7023598) with its corporate headquarters located at 6 Chesterfield Gardens, London W1J 5BQ.  To learn more, visit our website at www.enscoplc.com.

Forward-Looking Statements

Statements included in this document regarding the proposed transaction between Ensco plc (“Ensco”) and Rowan, including benefits, expected synergies and other expense savings and operational and administrative efficiencies, opportunities, timing, expense and effects of the transaction, financial performance, accretion to cash flows, revenue growth, credit ratings or other attributes of Ensco plc following the completion of the transaction and other statements that are not historical facts, are forward-looking statements (including within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended (the “Securities Act”)). Forward-looking statements include words or phrases such as “anticipate,” “believe,” “contemplate,” “estimate,” “expect,” “intend,” “plan,” “project,” “could,” “may,” “might,” “should,” “will” and words and phrases of similar import. These statements involve risks and uncertainties including, but not limited to, actions by regulatory authorities, rating agencies or other third parties, actions by the respective companies’ security holders, costs and difficulties related to integration of Ensco and Rowan, delays, costs and difficulties related to the transaction, market conditions, and Ensco’s financial results and performance following the completion of the transaction, satisfaction of closing conditions, ability to repay debt and timing thereof, availability and terms of any financing and other factors detailed in the risk factors section and elsewhere in Ensco’s and Rowan’s Annual Report on Form 10-K for the year ended December 31, 2017 and their respective other filings with the Securities and Exchange Commission (the “SEC”), which are available on the SEC’s website at www.sec.gov. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. All information in this document is as of today. Except as required by law, both Ensco and Rowan disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

Investor & Media Contacts

Rowan Companies plc

Investor Relations

+1-713-621-7800

Joele Frank, Wilkinson Brimmer Katcher

Andrew Siegel / Dan Moore

+1-212-355-4449

Ensco plc

Nick Georgas, 713-430-4607

Senior Director — Investor Relations and Communications

Tim Richardson, 713-430-4490

Manager — Investor Relations